Exhibit 99

News Release	1501 Front St., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Reports Second Quarter 2003 Results And Announces Exercise of Option Held by Customer for Additional Towboat

Morgan City, Louisiana (August 6, 2003) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $726,000 and loss per diluted share of $0.10 for the three months ended June 30, 2003 compared to net income of $300,000 and earnings per diluted share of $0.04 for the second quarter of 2002. The loss for the six months ended June 30, 2003 was $1.05 million and the loss per diluted share was $0.14 compared to net income before a cumulative effect of a change in accounting principle of $758,000 and earnings before a cumulative effect of a change in accounting principle per diluted share of $0.10 for the first six months of 2002.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets," which resulted in a $4.5 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle for the six months ended June 30, 2002. The recording of this non-cash charge for the impairment of goodwill resulted in a net loss of $3.7 million ($0.52 diluted EPS) for the six months ended June 30, 2002.

Revenues for the three months ended June 30, 2003 were $9.3 million compared to $10.4 million for the second quarter of 2002. Revenues for the six months ended June 30, 2003 were $19.8 million compared to $21.0 million for the same period of the prior year. The Company's backlog was $34.8 million at June 30, 2003, as compared to $36.2 million at December 31, 2002, and $22.6 million at June 30, 2002.

The Company recorded a gross loss of $67,000 (0.7% of revenue) for the three months ended June 30, 2003 as compared to gross profit of $1.7 million (16.4% of revenue) for the second quarter of 2002. Gross profit was $748,000 (3.8% of revenue) for the six months ended June 30, 2003, as compared to gross profit of $3.8 million (18.1% of revenue) for the first six months of 2002.

Vessel construction segment revenue for the current quarter decreased 4.8% and 18.0% as compared to vessel construction revenue for the first quarter of 2003 and second quarter of 2002, respectively. Vessel construction segment revenue for the first six months of 2003 decreased 9.4% compared to the same period of the prior year. Vessel construction hours for the second quarter and first six months of 2003 decreased 1.3% and 0.8%, respectively, when compared to the same periods in 2002. The decrease in revenue in the current periods is primarily a result of changes in the estimates at completion associated with increased production hours encountered during the delivery phase of various contracts.

Kenneth G. "Jerry" Myers, Jr., Conrad's President and CEO commented, "The vessel construction segment of our business continues to be negatively impacted by performance on a commercial project for four vessels. The first three vessels of the project have now been delivered and the final vessel will be delivered in the next couple of weeks. In addition, the margins were negatively impacted by increases in the estimated costs of completion on separate projects for other motorized vessels awarded in the second quarter of 2002 as a result of the disruptive effects experienced on this commercial contract. Complexities experienced in the hull structures of the commercial contract discussed above caused a significant compression of the schedule and forced the Company to deliver three separate vessels concurrently. As a result, the Company focused key project resources in order to prioritize and control the increases in costs at completion on this commercial contract. This resulted in a significant disruption to the previously planned orderly sequence of work on other contracts thereby precluding the labor efficiencies and productivity gains previously forecast based on the Company's historical experience.

Bid activity has slowed in the vessel construction segment of our business; however, our backlog has enabled us to be selective in an extremely competitive environment. During the second quarter of 2003, the Army Corps of Engineers exercised their option for an additional towboat for approximately $6.1 million."

Repair segment revenue and gross profit decreased 22.0% and 111.9%, respectively, compared to the first quarter of 2003. Repair segment revenue increased 13.2% and gross profit decreased 114.1% as compared to repair segment revenue and gross profit in the second quarter of 2002. The repair segment had a 15.0% decrease in production hours compared to the first quarter of 2003 and an increase of 41.1% compared to the second quarter of 2002.

Mr. Myers added, "The repair segment continues to be difficult due to the continued decreased activity in the offshore oil and gas markets. We have recently seen an increase in repair and conversion activity and are hopeful that it is more than just normal seasonal workload patterns; however, there continues to be little to no visibility at this time into the repair market. We are excited about the opportunities that our newest facility in Amelia, Louisiana provides. The facility was opened in February 2003, and has opened up some markets for the Company from which we have historically been limited from participating. We have now moved four of our drydocks to the facility."

In July 2003, the Company completed the financing for its expansion into the aluminum marine fabrication, repair and construction business. The $5.5 million financing consists of a $1.5 million grant by the State of Louisiana through the Economic Development Award Program (EDAP) and $4.0 million of industrial revenue bonds issued by the St. Mary Parish Industrial Revenue Board.

In connection with the issuance of the bonds, Conrad subsidiary Conrad Aluminum, LLC donated to the Industrial Revenue Board the land and buildings at the Amelia Topside yard and is leasing them back along with the items to be purchased with the bond proceeds, with a right to repurchase. The lease payments will be used to pay amounts owing on the bonds. Conrad and its subsidiaries have guaranteed the bonds. The bonds have a 15 year term, monthly principal payments of $22,222.22 plus interest and bear interest, at the Company's option, at either a prime rate or the higher of (a) 30, 60 or 90-day LIBOR plus two percent or (b) a prime rate minus one percent. The $1.5 million EDAP grant requires the Company to meet specified job creation objectives.

Mr. Myers commented further, "Work is now beginning on the previously announced expansion into the aluminum marine fabrication, repair and conversion business. We have ordered some of the long-lead equipment and anticipate commencing aluminum operations in the fourth quarter of 2003. The creation of this new line of business allows us to selectively pursue opportunities arising out of the changing demands of the industries we serve."

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, Louisiana designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore support vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad's reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information		June 30,		December 31,
(In thousands)		2003		2002

Cash		$4,994		$6,427
Working capital		$7,038		$9,447
Property, plant & equipment, net		$30,944		$29,430
Total assets		$52,509		$53,841
Long term debt, including current	$		$
portion		$13,607		$13,223
Shareholders' equity		$31,172		$32,215

Conrad Industries, Inc. Summary Results of Operations
(In thousands, except per share amounts)	Three months ended			Six months ended
	June 30,			June 30,
Statement of Operations Data:	2003		2002	2003	2002
Revenue:
Vessel construction	$6,472	$	$ 7,895	$13,272	$14,648
Repair and conversions	2,866		2,532	6,540	6,364
Total revenue	9,338		10,427	19,812	21,012
Cost of revenue:
Vessel construction	6,469		6,678	13,043	12,094
Repair and conversions	2,936		2,034	6,021	5,108
Total cost of revenue	9,405		8,712	19,064	17,202
Gross (loss) profit:
Vessel construction	3		1,217	229	2,554
Repair and conversions	(70)		498	519	1,256
Total gross (loss) profit	(67)		1,715	748	3,810
S G & A expenses	944		1,165	2,187	2,467
(Loss) income from operations	(1,011)		550	(1,439)	1,343
Interest Expense	107		81	173	162
Other expenses (income), net	(8)		(5)	(12)	(15)
(Loss) income before income taxes	(1,110)		474	(1,600)	1,196
(Benefit) provision for income taxes	(384)		174	(553)	438
(Loss) income before cumulative effect of change in accounting principle	(726)		300	(1,047)	758
Cumulative effect of change in accounting principle (1)	-		-	-	(4,500)
Net (loss) income	$(726)		$300	$(1,047)	$(3,742)

Net income per common share:
Basic and diluted (loss) income per share:
(Loss) income before cumulative effect of change in accounting principle	$(0.10)		$0.04	$(0.14)	$0.10
Cumulative effect of change in accounting principle (1)	$-		$-	$-	$(0.62)
Basic and diluted (loss) income per share	$(0.10)		$0.04	$(0.14)	$(0.52)

Weighted average common shares outstanding:
Basic	7,233		7,228	7,233	7,228
Diluted	7,233		7,239	7,233	7,228

EBITDA (2)	$(440)		$1,022	$(367)	$2,319
EBITDA as a percent of revenue	-4.7%		9.8%	-1.9%	11.0%

Net cash provided by operating activities	$514		$4,025	$748	$1,527

Operating data: Production labor hours	123		108	255	250

Depreciation & Amortization:
Vessel construction	$222		$218	$443	$434
Repair and conversions	244		165	422	318
Included in SG&A	97		84	195	209
Total depreciation & amortization	$563		$467	$1,060	$961

  The Company recorded a $4.5 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets."
  Represents income before deduction of interest, taxes, depreciation and amortization. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has included information concerning EBITDA as supplemental disclosure because management believes that EBITDA provides meaningful information regarding a company's historical ability to incur and service debt. EBITDA as defined and measured by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company's profitability or liquidity.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA for the periods presented (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002

Net cash provided by operating activities	$514	$4,025	$748	$1,527
Interest expense	107	81	173	162
(Benefit) provision for income taxes	(384)	174	(553)	438
Deferred income tax provision	29	154	67	228
Changes in operating assets and liabilities	(706)	(3,412)	(802)	(36)
EBITDA	$(440)	$1,022	$(367)	$2,319